Exhibit 99.1

WASTE CONNECTIONS ANNOUNCES RELOCATION OF CORPORATE HEADQUARTERS

FOLSOM, CA, December 12, 2011—Waste Connections, Inc. (NYSE: WCN) today announced plans to relocate its corporate headquarters to The Woodlands, Texas. The Company expects the relocation to commence before year-end 2011 and be completed by September 2012.

“Our expanding geographic reach and expected continuing growth required us to make an objective assessment of the appropriate location for our corporate headquarters. The Woodlands offers our employees an attractive, lower cost, and more centrally located community well serviced by two major airports,” said Ronald J. Mittelstaedt, Chairman and Chief Executive Officer. “Every corporate employee has been offered the opportunity to relocate, and almost all are expected to move.”

Mr. Mittelstaedt continued, “We will be forever grateful to our many friends and supporters across California, and we remain committed to continuing our corporate and employee-led philanthropic support within the local communities where we operate.”

The Company expects to incur an estimated $15 million of costs during 2012 related to personnel and office relocation expenses. In addition, the Company may incur a loss in 2012 on its existing corporate office lease.

Waste Connections, Inc. is an integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in mostly exclusive and secondary markets. The Company serves more than two million residential, commercial and industrial customers from a network of operations in 29 states. The Company also provides intermodal services for the movement of containers in the Pacific Northwest. Waste Connections, Inc. was founded in September 1997 and is currently headquartered in Folsom, California.

For more information, visit the Waste Connections web site at www.wasteconnections.com.

Certain statements contained in this press release are forward-looking in nature, including statements related to expected growth, the number of employees expected to relocate and the cost and timing of the corporate office relocation. Waste Connections’ business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. These risks and uncertainties, as well as others, are discussed in greater detail in Waste Connections’ filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. There may be additional risks of which Waste Connections is not presently aware or that it currently believes are immaterial which could have an adverse impact on its business. Waste Connections makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

CONTACT:

Waste Connections, Inc.

Worthing Jackman, (916) 608-8266

worthingj@wasteconnections.com